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                                                               EXHIBIT 11(A)(22)



H A R C O U R T                                 HARCOURT GENERAL, INC.
  G E N E R A L                                 27 BOYLSTON STREET,
                                                CHESTNUT HILL, MA 02167
                                                TEL 617 232 8200

Contact  Peter Farwell                                              News Release
         Vice President                             George Sard or Anna Cordasco
         Corporate Relations                                Sard Verbinnen & Co.
         (617) 232-8200                                           (212) 687-8080
                                                      FOR IMMEDIATE RELEASE

                         HARCOURT COMPLETES MERGER WITH
                         NATIONAL EDUCATION CORPORATION

     CHESTNUT HILL, MA, June 11, 1997 -- Harcourt General, Inc. (NYSE:H) announced today that it completed the merger of National Education Corporation
(NEC) on June 10th.

     The merger was the second step in a two-step acquisition. The first step, a cash tender offer for all the outstanding shares of NEC at $21.00 per share, was completed on June 4, 1997. As a result of the merger, NEC is now a wholly-owned subsidiary of Harcourt General.

     The merger results in the automatic conversion of the remaining NEC shares into the right to receive $21.00 per former NEC share.

     Harcourt General, Inc. is a growth-oriented operating company with core businesses in publishing and specialty retailing. The Company also provides professional outplacement services to clients worldwide.

     National Education Corporation's operations include ICS Learning Systems, the largest provider of distance education in vocational, academic and professional studies; National Education Training Group, the leader in information technology interactive multimedia-based learning products; and 83% ownership of Steck-Vaughn Publishing Corporation, one of the largest publishers of supplemental education materials.

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